Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Registration Statements (No. 333-269661, No. 333-218917, No. 333-281371, and No. 333-282377) on Form S-8 and related Reoffer Prospectuses under Registration Statements (No. 333-269661 and No. 333-218917) of PetMed Express, Inc. of our reports dated October 14, 2025, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) of PetMed Express, Inc., appearing in this Annual Report on Form 10-K of PetMed Express, Inc. for the year ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Reoffer Prospectuses.

/s/ RSM US LLP

Coral Gables, Florida
October 14, 2025